                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  Schedule 13G
                                 (RULE 13d-102)
  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT No. 16 )1

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Series A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 --------------


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 23 Pages

CUSIP NO. 887364 10 7                              Page    2    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gwendolyn Garland Babcock
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          243
------------------------------------------------------------------------------
        NUMBER OF
          SHARES                6         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                         9,405,037
           EACH                 ----------------------------------------------
        REPORTING
          PERSON                7         SOLE DISPOSITIVE POWER
           WITH
                                          243
                                ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,405,037
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,405,280
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                     SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    3    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bruce Chandler
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          743
------------------------------------------------------------------------------
        NUMBER OF
          SHARES                6         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                         9,403,424
           EACH                 ----------------------------------------------
        REPORTING
          PERSON
           WITH                 7         SOLE DISPOSITIVE POWER

                                          743
                                ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,403,424
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,404,167
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    4    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Stinehart, Jr.
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          0
------------------------------------------------------------------------------
        NUMBER OF
          SHARES                6         SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                         9,404,167
           EACH                 ----------------------------------------------
        REPORTING
          PERSON
           WITH                 7         SOLE DISPOSITIVE POWER

                                          0
                                ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,404,167
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,404,167
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    5    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Camilla Chandler Frost
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          163,801
------------------------------------------------------------------------------

                                6         SHARED VOTING POWER
       NUMBER OF
         SHARES                           9,460,074
      BENEFICIALLY              ----------------------------------------------
        OWNED BY
          EACH                  7         SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                           163,801
          WITH                  ----------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         9,460,074
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,623,875
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.1%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    6    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Douglas Goodan
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          436
------------------------------------------------------------------------------

                                6         SHARED VOTING POWER
        NUMBER OF
          SHARES                          9,403,424
       BENEFICIALLY             ----------------------------------------------
         OWNED BY
           EACH                 7         SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                          436
           WITH                 ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,403,424
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,403,860
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    7    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Judy C. Webb
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          0
------------------------------------------------------------------------------

                                6         SHARED VOTING POWER
        NUMBER OF
          SHARES                          9,403,424
       BENEFICIALLY             ----------------------------------------------
         OWNED BY
           EACH                 7         SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                          0
           WITH                 ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,403,424
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,403,424
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    8    of   23    Pages
                                                        -------    -------

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warren B. Williamson
------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   [ ]
           n/a                                                 (b)   [ ]
------------------------------------------------------------------------------
 3         SEC USE ONLY


------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           US
------------------------------------------------------------------------------

                                5         SOLE VOTING POWER

                                          283
------------------------------------------------------------------------------

                                6         SHARED VOTING POWER
        NUMBER OF
          SHARES                          9,403,424
       BENEFICIALLY             ----------------------------------------------
         OWNED BY
           EACH                 7         SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                          283
           WITH                 ----------------------------------------------

                                8         SHARED DISPOSITIVE POWER

                                          9,403,424
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,403,707
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           n/a
------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00(Trustee)
------------------------------------------------------------------------------

                       SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 887364 10 7                              Page    9    of   23    Pages
                                                        -------    -------

Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

         (c)      Citizenship:

                  Ms. Babcock is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,405,280

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Ms. Babcock has (i) sole power to vote or to direct the vote of 243 shares, (ii) shared power to vote or direct the vote of 9,405,037 shares, (iii) sole power to dispose or direct the disposition of 243 shares and (iv) shared power to dispose of or direct the disposition of 9,405,037 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP NO. 887364 10 7                              Page    10   of   23    Pages
                                                        -------    -------


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page   11    of   23    Pages
                                                        -------    -------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Bruce Chandler, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

         (c)      Citizenship:

                  Mr. Chandler is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,404,167

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Mr. Chandler has (i) sole power to vote or to direct the vote of 743 shares, (ii) shared power to vote or direct the vote of 9,403,424 shares, (iii) sole power to dispose or direct the disposition of 743 shares and (iv) shared power to dispose of or direct the disposition of 9,403,424 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP NO. 887364 10 7                              Page    12   of   23    Pages
                                                        -------    -------


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    13   of   23    Pages
                                                        -------    -------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is William Stinehart, Jr., an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Chandler is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

         (c)      Citizenship:

                  Mr. Stinehart is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,404,167

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Mr. Stinehart has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 9,404,167 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 9,404,167 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP NO. 887364 10 7                              Page    14   of   23    Pages
                                                        -------    -------


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    15   of   23    Pages
                                                        -------    -------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

         (b)      Principal Business Address:

                  The principal business address of Ms. Frost is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Ms. Frost is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,623,875

         (b)      Percent of Class:

                  Approximately 11.1%

         (c)      Voting and Dispositive Power:

                  Ms. Frost has (i) sole power to vote or to direct the vote of 163,801 shares, (ii) shared power to vote or direct the vote of 9,460,074 shares, (iii) sole power to dispose or direct the disposition of 163,801 shares and (iv) shared power to dispose of or direct the disposition of 9,460,074 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP NO. 887364 10 7                              Page    16   of   23    Pages
                                                        -------    -------


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    17   of   23    Pages
                                                        -------    -------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Douglas Goodan, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

         (c)      Citizenship:

                  Mr. Goodan is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,403,860

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Mr. Goodan has (i) sole power to vote or to direct the vote of 436 shares, (ii) shared power to vote or direct the vote of 9,403,424 shares, (iii) sole power to dispose or direct the disposition of 436 shares and (iv) shared power to dispose of or direct the disposition of 9,403,424 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP NO. 887364 10 7                              Page    18   of   23    Pages
                                                        -------    -------


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    19   of   23    Pages
                                                        -------    -------


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Judy C. Webb, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

         (c)      Citizenship:

                  Ms. Webb is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,403,424

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 9,403,424 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 9,403,424 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP NO. 887364 10 7                              Page    20   of   23    Pages
                                                        -------    -------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    21   of   23    Pages
                                                        -------    -------


         Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

Item 2.  Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Warren B. Williamson, an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Mr. Williamson is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series A Common Stock

         (e)      CUSIP No.:

                  887364 10 7

Item 3.  Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned:

                  9,403,707

         (b)      Percent of Class:

                  Approximately 10.9%

         (c)      Voting and Dispositive Power:

                  Mr. Williamson has (i) sole power to vote or to direct the vote of 283 shares, (ii) shared power to vote or direct the vote of 9,403,424 shares, (iii) sole power to dispose or direct the disposition of 283 shares and (iv) shared power to dispose of or direct the disposition of 9,403,424 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP NO. 887364 10 7                              Page    22   of   23    Pages
                                                        -------    -------

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

CUSIP NO. 887364 10 7                              Page    23   of   23    Pages
                                                        -------    -------


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



/s/ Gwendolyn Garland Babcock                                 February 9, 1998
------------------------------------
Gwendolyn Garland Babcock

/s/ Bruce Chandler                                            February 9, 1998
------------------------------------
Bruce Chandler

/s/ William Stinehart, Jr.                                    February 9, 1998
------------------------------------
William Stinehart, Jr.

/s/ Camilla Chandler Frost                                    February 9, 1998
---------------------------
Camilla Chandler Frost

/s/ Douglas Goodan                                            February 9, 1998
------------------------------------
Douglas Goodan

/s/ Judy C. Webb                                              February 9, 1998
------------------------------------
Judy C. Webb

/s/ Warren B. Williamson                                      February 9, 1998
------------------------------------
Warren B. Williamson